Exhibit 99.6
[Goldman Sachs Letterhead]
July 12, 2006
Board of Directors
AmSouth Bancorporation
1900 Fifth Avenue
Birmingham, AL 35203

Re:	Initial Filing of the Registration Statement on Form S-4 of Regions Financial Corporation, filed on July 12, 2006
Ladies and Gentlemen:
Reference is made to our opinion letter, dated May 24, 2006, with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $1.00 per share (the “Shares”), of AmSouth Bancorporation (the “Company”) of the Exchange Ratio (as defined in the opinion letter) to be received for each Share pursuant to the Agreement and Plan of Merger, dated as of May 24, 2006, by and between Regions Financial Corporation and the Company.
The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.
In that regard, we hereby consent to the reference to our opinion under the captions “Summary—AmSouth’s Financial Advisor Has Provided an Opinion to the AmSouth Board of Directors as to the Fairness of the Exchange Ratio, from a Financial Point of View, to AmSouth Stockholders,” “The Merger—Background of the Merger,” “The Merger—AmSouth’s Reasons for the Merger; Recommendation of AmSouth’s Board of Directors,” “The Merger—Opinions of Financial Advisors” and “The Merger—Opinion of AmSouth’s Financial Advisor” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required

Board of Directors
AmSouth Bancorporation
July 12, 2006
Page Two
under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.

(GOLDMAN, SACHS & CO.)